Exhibit 10.1

LIMITED WAIVER AND FIFTH AMENDMENT TO

AMENDED AND RESTATED CREDIT AGREEMENT

THIS LIMITED WAIVER AND FIFTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of the 17th day of December, 2010 (this “Amendment”), is entered into among JACKSON HEWITT TAX SERVICE INC., a Delaware corporation (the “Parent”), JACKSON HEWITT INC., a Virginia corporation (“Jackson Hewitt”), TAX SERVICES OF AMERICA, INC., a Delaware corporation (“Tax Services”), and HEWFANT INC., a Virginia corporation (“Hewfant” and collectively with the Parent, Jackson Hewitt and Tax Services, the “Borrowers” and each a “Borrower”), the Lenders (as defined in the hereinafter defined Credit Agreement) party hereto, and WELLS FARGO BANK, N.A., successor-by-merger to Wachovia Bank, National Association, as Administrative Agent for the Lenders.

RECITALS

A. The Borrowers, the Lenders and Wells Fargo are parties to that certain Amended and Restated Credit Agreement, dated as of October 6, 2006, as amended by the First Amendment to Amended and Restated Credit Agreement, dated as of October 31, 2007, as amended by the Second Amendment to Amended and Restated Credit Agreement, dated as of May 21, 2008, as amended by the Agreement for Third Amendment of Amended and Restated Credit Agreement, dated as of April 27, 2009 and as amended by the Limited Waiver and Fourth Amendment to Amended and Restated Credit Agreement, dated as of April 30, 2010 (as further amended, restated and modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement.

B. The Borrowers have requested certain amendments to the Credit Agreement and the Administrative Agent and the Required Lenders have agreed to make such amendments on the terms and conditions set forth herein.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS TO CREDIT AGREEMENT

1.1 Amendments to Section 1.1 (Defined Terms). The following defined terms contained in Section 1.1 of the Credit Agreement are hereby deleted in their entirety and replaced with the following:

(a)	“Block Amount” shall mean the amounts set forth below during the time periods set forth below. Any amendment to the Block Amount shall require the consent of Required Revolving Lenders.

Period	Block Amount
Fifth Amendment Effective Date – December 31, 2010	$28,000,000
January 1, 2011 – January 31, 2011	$11,000,000
February 1, 2011 – February 27, 2011	$9,000,000
February 28, 2011 – March 30, 2011	$77,000,000
March 31, 2011 – April 29, 2011	$95,000,000
April 30, 2011 – May 30, 2011	$88,000,000
May 31, 2011- June 29, 2011	$79,000,000
June 30, 2011- July 30, 2011	$72,000,000
July 31, 2011- August 30, 2011	$64,000,000
August 31, 2011 and thereafter	$53,000,000

1.2 Amendments to Section 1.1 (Defined Terms). Section 1.1 of the Credit Agreement is hereby supplemented by adding the following additional defined terms, in appropriate alphabetical order:

(a)	“2011 Budget Review” shall mean that certain 2011 Budget Review prepared by the Credit Parties dated December 8, 2011 and delivered to the Lenders on December 9, 2010.

(b)	“Annual Bonus Program” shall have the meaning set forth in Section 6.17.

(c)	“Bonus Presentation” shall mean that certain Fiscal 2011 Bonus Planning presentation dated December 8, 2010 prepared by Radford for the Credit Parties and delivered to the Lenders on December 9, 2010.

(d)	“Definitive Documentation” shall have the meaning set forth in Section 9.1(o).

(e)	“Fifth Amendment” means the Limited Waiver And Fifth Amendment to Amended and Restated Credit Agreement, dated as of the Fifth Amendment Effective Date, among the Borrowers, the Guarantors, the Lenders party thereto, and the Administrative Agent.

(f)	“Fifth Amendment Effective Date” means the Business Day that all conditions precedent in Article III of the Fifth Amendment shall have been satisfied or waived in accordance therewith.

(g)	“Final ABP Payment” shall have the meaning set forth in Section 6.17.

(h)	“Incremental Term Loan Payment” shall have the meaning set forth in Section 2.6(a).

(i)	“Initial ABP Payment” shall have the meaning set forth in Section 6.17.

(j)	“Payment” shall have the meaning set forth in Section 6.17.

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1.3 Termination of Swingline Loans. Notwithstanding anything to the contrary set forth in the Credit Agreement, on and after the Fifth Amendment Effective Date, no Borrowings of Swingline Loans shall be available to the Credit Parties.

1.4 Amendment to Section 2.2(b) (Borrowing Requests). The first sentence of Section 2.2(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

In order to make a Borrowing (other than (y) Borrowings for the purpose of paying unpaid Reimbursement Obligations, which shall be made pursuant to Section 3.5, and (z) Borrowings involving continuations or conversions of outstanding Loans, which shall be made pursuant to Section 2.11), the Administrative Borrower will give the Administrative Agent written notice not later than 11:00 a.m., Charlotte time, three (3) Business Days prior to each Borrowing to be comprised of LIBOR Loans and one (1) Business Day prior to each Borrowing to be comprised of Base Rate Loans.

1.5 Amendment to Section 2.6(a) (Mandatory Payments and Prepayments). Section 2.6(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Except to the extent due or paid sooner pursuant to the provisions of this Agreement, the Borrower will repay the aggregate outstanding principal of the Term Loans on the dates and in the amounts set forth below:

Date	Payment Amount

April 30, 2010	$25,000,000
April 30, 2011	$30,000,000
Maturity Date	all remaining principal

In addition to the foregoing, upon demand by the Administrative Agent (at the direction of the Supermajority Lenders), which demand may be in the form of Exhibit G and which demand may be delivered by electronic mail (and deemed received on the same day it was sent) or otherwise, the Borrower will repay the Term Loans in an aggregate amount not to exceed $25,000,000 (each such payment, an “Incremental Term Loan Payment”). Administrative Agent may make one or more demands for Incremental Term Loan Payments (at the direction of the Supermajority Lenders) provided that the cumulative demands do not exceed $25,000,000. Each Incremental Term Loan Payment shall be due thirty calendar days (or on the last Business Day that is less than 30 days after such Incremental Term Loan Payment demand has been sent) after the Administrative Agent (at the direction of the Supermajority Lenders) makes written demand for an Incremental Term Loan Payment. Each Incremental Term Loan Payment shall be in a minimum amount of $1,000,000 and in $1,000,000 increments thereafter. The Administrative Agent may make a demand for an Incremental Term Loan Payment commencing on April 4, 2011 and ending at the close of business on

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July 15, 2011. Incremental Term Loan Payments shall be in addition to the scheduled principal payments required to be made with respect to Term Loans pursuant hereto. For purposes hereof, after payment in full of $30,000,000 payable on April 30, 2011 pursuant hereto, to the extent the Credit Parties thereafter maintain cash balances in excess of the Maximum Cash Amount and no Revolving Loans (other than Non-Revolving Revolving Loans) are outstanding, a deemed Incremental Term Loan Payment shall be immediately due and payable in the amount of such excess.

1.6 Amendment to Section 6.2(c) (Projections). Section 6.2(c) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(c)	As soon as available and in any event within ninety (90) days after the commencement of each fiscal year, beginning with the 2008 fiscal year, a detailed consolidated operating budget for the Parent and its Subsidiaries for such fiscal year and the four (4) succeeding years (prepared on a quarterly basis for the first eight fiscal quarters and thereafter on an annual basis), consisting of consolidated balance sheets and consolidated statements of income and cash flows in substantially the form of the Projections, together with a certificate of a Financial Officer of the Parent stating that such budget has been prepared in good faith, has been approved by the board of directors of the Parent and is a reasonable estimate of the financial position and results of operations of the Parent and its Subsidiaries for the period covered thereby; provided, however, that in addition to the foregoing documentation, on or before March 25, 2011, a financial projection for the Parent and its Subsidiaries for the fiscal year commencing May 1, 2011 and the four succeeding years (prepared on a quarterly basis for the first eight fiscal quarters and thereafter on an annual basis), shall be deliverable.

1.7 Amendment to Section 6.2(g) (Notices). The introductory sentence of Section 6.2(g) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(g)	(x) On the same Business Day that any Responsible Officer of any Credit Party obtains knowledge thereof with respect to clause (i), below; and (y) within the lesser of three Business Days or four calendar days of any Responsible Officer of any Credit Party obtaining knowledge thereof with respect to clauses (ii), (iii) and (iv), below, written notice of any of the following (provided, that electronic delivery to the Administrative Agent within the time period specified above of copies of a Current Report of the Parent on Form 8-K prepared in accordance with the requirements therefor regarding any of the items set forth in clauses (ii) and (iii) below shall be deemed to satisfy the requirements of this Section 6.2(g) with respect to such items):

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1.8 Amendment to Section 6.2(j) (Additional Reporting). Section 6.2(j) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(j)	In addition to all reporting currently required under the Credit Documents, the Credit Parties shall deliver to the Administrative Agent: (1) monthly internally-prepared financial statements (which financial statements shall include a calculation of Consolidated EBITDA), together with variance analysis reasonably acceptable to the Administrative Agent, within thirty days after each month end; (2) any periodic “flash”, or similar, reporting packages provided by or at the direction of the chief financial officer to senior management and/or any special committee(s) of Borrowers’ board of directors within two days after such reporting packages being delivered to senior management and/or the special committee(s); (3) thirteen-week cash flow projections (in a form and substance reasonably acceptable to the Administrative Agent) within ten Business Days after each month end; (4) within ten Business Days after each month end, variance reports showing budget-to-actual for such thirteen-week cash flow projections and, to the extent available within the Credit Parties existing accounting systems, a description of material variances; (5) monthly budget-to-actual reports analyzing the Business Plans within thirty days after each month end; (6) monthly accounts receivable agings, including but not limited to franchisee receivables periodic reporting within thirty days after each month end; (7) on or before the last Business Day of each week, commencing January 7, 2011, a report in form and substance acceptable to the Administrative Agent and certified to by the Chief Financial Officer of the Credit Parties, setting forth all deposit accounts of the Credit Parties and the cash balances maintained in those deposit accounts as of the close of the second Business Day of each week and confirming that at no time since the Fourth Amendment Effective Date have the Credit Parties maintained cash balances in excess of the Maximum Cash Amount (unless immediately paid to the Administrative Agent in accordance with Section 8.14 of this Agreement); and (8) periodic reports regarding refund anticipation loan program funding progress, financial data, operating data, status updates regarding the negotiations with franchisees and status updates regarding any negotiations with Wal-Mart. The Credit Parties shall provide additional information and shall participate in conference calls and/or meetings with the Administrative Agent, the Lenders and their respective counsel and financial advisors from time to time as reasonably requested by the Administrative Agent.

1.9 Amendment to Section 6.14. Section 6.14 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Cash Dominion. On or before May 14, 2010, all cash of the Credit Parties (other than collected balances in an aggregate amount not to exceed $100,000) shall be held in deposit accounts either located with Administrative Agent or subject to deposit account control agreements reasonably acceptable to Administrative Agent pursuant to which such deposit accounts are subject to a first priority lien in favor of the Administrative Agent.

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1.10 Amendment to Article VI (Affirmative Covenants). Article VI of the Credit Agreement is hereby supplemented by adding the following Sections 6.16 through 6.18:

6.16	Notice of Modification or Termination of Definitive Documentation. The Credit Parties shall notify the Administrative Agent in writing on the same Business Day of any termination or material modification of the Definitive Documentation.

6.17

Annual Bonus Program. Immediately prior to each Payment (as defined below), the Availability Block shall be deemed amended to reflect the then-payable cost of the annual bonus program (the “Annual Bonus Program”) recommended by the Credit Parties’ board of directors as set forth in the Bonus Presentation, including related payroll taxes, provided that amounts not actually used for the payment of bonuses in accordance with the Annual Bonus Program may not be rededicated for any other purposes. The Annual Bonus Program may provide for compensation to be payable in two installments, the first of which shall be made no earlier than April 30, 2011 (the “Initial ABP Payment”) and shall not exceed the amount indicated in the Bonus Presentation and the second of which (the “Final ABP Payment”) shall be made no earlier than June 15, 2011 and shall not, together with the Initial ABP Payment, exceed the amount in the Bonus Presentation or such lesser amount as determined by the Credit Parties’ board of directors. In no event shall the adjustment to the Availability Block associated with the Annual Bonus Program exceed the amounts in the Bonus Presentation plus any related payroll taxes. No less than fifteen business days prior to the Initial ABP Payment and the Final ABP Payment (each, a “Payment”) being made by the Credit Parties, the Credit Parties shall deliver to the Administrative Agent a cash flow projection for the period commencing on the date the requested Payment would be paid and ending forty-five days thereafter, certified by the Credit Parties’ CEO or CFO establishing that: (i) the Credit Parties will be able to fund such Payment from the Revolving Credit Commitment, after consideration of the required Availability Block, amended as above; and (ii) during such forty-five day period no Default or Event of Default shall occur (for purposes of determining whether a Default or Event of Default shall occur, with respect to payment of the Initial ABP Payment, any required Incremental Term Loan Payment shall be excluded). At least two days prior to any Initial ABP Payment or Final ABP Payment being made, the CEO or CFO of Borrower will: (x) recertify that no Default or Event of Default has occurred or will occur as a result of such Payment or otherwise, either on the date of such Payment or within forty-five days thereafter (for purposes of determining whether a Default or Event of Default shall occur, with respect to payment of the Initial ABP Payment, but not the Final ABP Payment, any required Incremental Term Loan Payment shall be excluded); and (y) upon request by the Administrative Agent, provide a detailed review regarding the basis for such certification. Upon delivery of such certification and provided no Default or Event of

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Default occurs prior to the actual payment date, such Initial ABP Payment or Final ABP Payment may be made (for purposes of determining whether a Default or Event of Default shall occur, with respect to payment of the Initial ABP Payment, but not the Final ABP Payment, any required Incremental Term Loan Payment shall be excluded). No payment may be made if a Default or Event of Default has occurred or will occur (for purposes of determining whether a Default or Event of Default shall occur, with respect to payment of the Initial ABP Payment, but not the Final ABP Payment, any required Incremental Term Loan Payment shall be excluded).

For the avoidance of doubt, no bonus, retention, or similar programs shall be implemented, communicated, agreed or paid by the Credit Parties, except the Annual Bonus Program and that certain cash and equity retention program previously implemented by the Credit Parties providing for additional targeted compensation in amounts which are set forth in the Bonus Presentation. None of the Final ABP Payments shall be deemed earned until approved by the Credit Parties’ board of directors.

6.18	Rebalancing Payments. The Credit Parties shall, upon request, remit to the Administrative Agent such nominal amounts as are periodically requested by the Administrative Agent in order to rebalance Lender Commitments so as to maintain constant pro-rata Commitments among the Lenders. Such amounts shall include administrative and similar fees of the Administrative Agent in connection with administering such rebalancing.

1.11 Amendment to Section 7.1 (Maximum Net Expenditures). Section 7.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

7.1	Maximum Net Expenditures. The Borrowers will not permit their Net Expenditures (measured on a cumulative basis on and after December 1, 2010) to exceed the amounts set forth below:

Cumulative Through	Maximum Net Expenditures

December 31, 2010	$17,500,000
January 31, 2011	$34,200,000

1.12 Amendment to Section 8.14 (Minimum Cash Balances). Section 8.14 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

8.14

Maximum Cash Balances. Subsequent to June 30, 2010, the Credit Parties shall not allow their cash balances to exceed $5,000,000 (the “Maximum Cash Amount”). Any amounts in excess of the Maximum Cash Amount shall immediately be paid by the Credit Parties to the Administrative

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Agent: (i) first, to non-permanently reduce the Revolving Loans (but not the Non-Revolving Revolving Loans); (ii) second, to prepay the $30,000,000 principal payment payable with respect to the Term Loan pursuant to Section 2.6(a) of this Agreement; (iii) third, to make Incremental Term Loan Payments; and (iv) fourth, as determined by the Administrative Agent, in its reasonable discretion.

1.13 Amendment to Section 9.1(b) (Events of Default). Section 9.1(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

The Borrowers or any other Credit Party shall (i) fail to observe, perform or comply with any condition, covenant or agreement contained in any of Sections 2.14, 6.1, 6.2(a), 6.2(g), 6.3(i), 6.8, 6.14, 6.16, 6.17 or 6.18 or in ARTICLE VII or ARTICLE VIII or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in Section 6.2 (other than Sections 6.2(a) and 6.2(g)) and (in the case of this clause (ii) only) such failure shall continue unremedied for a period of five (5) days after the earlier of (y) the date on which a Responsible Officer of a Borrower acquires knowledge thereof and (z) the date on which written notice thereof is delivered by the Administrative Agent or any Lender to the Borrowers;

1.14 Amendment to Sections 9.1(m), (n) and (o) (Events of Default). Sections 9.1(m), (n) and (o) of the Credit Agreement are hereby deleted in their entirety and replaced with the following:

(m)	[Intentionally Omitted]

(n)	[Intentionally Omitted];

(o)	Failure to deliver to the Administrative Agent, by December 17, 2010, definitive documentation evidencing that the Credit Parties have secured: (i) Refund Anticipation Loan coverage in an amount not less than the amount set forth in the final bullet point on page 2 of the 2011 Budget Review; and (ii) 100% assisted refund coverage (such documents, collectively, the “Definitive Documentation”) or, subsequent to such delivery, any material modification or termination of the Definitive Documentation occurs which the Administrative Agent and Required Lenders determine makes the Credit Parties non-compliant with this Section 9.1(o).

1.15 Amendment to Section 11.5(a)(i) (Amendments, Waivers, etc.). Subsection 11.5(a)(i) of the Credit Agreement is hereby deleted in its entirety and replaced with the following: “(i) reduce or forgive the principal amount of any Loan or Reimbursement Obligation, reduce the rate of or forgive any interest thereon (provided that only the consent of: (X) the Required Lenders shall be required to waive the applicability of any post-default increase in interest rates; and (Y) the Supermajority Lenders shall be required to reduce or forgive the payment of any PIK Interest or revoke or withdraw any Incremental Term Loan Payment demand), or reduce or forgive any fees hereunder (other than fees payable to the Administrative Agent, the Arranger or the Issuing Lender for its own account).

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1.16 Amendment to Exhibits. The Credit Agreement is hereby supplemented by adding as Exhibit G, the Exhibit G attached to this Amendment.

ARTICLE II

WAIVERS

Effective as of the Fifth Amendment Effective Date, the Administrative Agent and the Required Lenders hereby waive:

(a) The requirement that Borrowers comply with Section 4.2(b) of the Credit Agreement as a condition to the Lenders making Loans under the Credit Agreement, but only to the extent that Borrowers’ inability to comply with Section 4.2(b) of the Credit Agreement is as a result of Borrower’s inability to make the representation and warranty set forth in Section 5.10 of the Credit Agreement as a result of the items set forth in Borrowers’ SEC Form 8-K dated January 27, 2010 with respect to Borrowers’ refund anticipation loan program; and

(b) Any prior failure of the Borrowers to have complied with Sections 9.1(m) and 9.1(n) of the Credit Agreement.

(c) The failure of the Borrowers to deliver a consolidated operating budget for the Parent and its Subsidiaries for such fiscal year commencing May 1, 2010 and the four (4) succeeding years as required pursuant to Section 6.2(c) of the Credit Agreement (by way of clarification, a consolidated operating budget from the fiscal year commencing May 1, 2010 and the two (2) succeeding years was delivered).

ARTICLE III

CONDITIONS OF EFFECTIVENESS

This Amendment shall become effective as of the date (the “Fifth Amendment Effective Date”) when, and only when, each of the following conditions precedent shall have been satisfied:

(a) The Administrative Agent shall have received, dated as of the Fifth Amendment Effective Date, an executed counterpart hereof from each of the Borrowers and the Required Lenders.

(b) The Administrative Agent shall have received, dated as of the Fifth Amendment Effective Date, an executed counterpart of the Consent, Reaffirmation, and Agreement of Guarantor from each Guarantor.

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(c) The Administrative Agent shall have received a certificate of the secretary or an assistant secretary of each Credit Party executing any Credit Documents as of the Fifth Amendment Effective Date, dated the Fifth Amendment Effective Date and in form and substance reasonably satisfactory to the Administrative Agent, certifying (i) that the organizational documents of such Credit Party have not been amended, amended and restated, or otherwise modified since the Third Amendment Effective Date (and if such organizational documents have been amended, amended and restated, or otherwise modified, attaching copies thereof) and (ii) that attached thereto is a true and complete copy of resolutions adopted by the board of directors (or similar governing body) of such Credit Party, authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, and as to the incumbency and genuineness of the signature of each officer of such Credit Party executing this Agreement or any of such other Credit Documents, and attaching all such copies of the documents described above, as applicable.

(d) The Borrowers shall have paid to the Administrative Agent a nonrefundable fee in the amount of 0.125% multiplied by the sum of the then outstanding: (i) Term Loans; (ii) Revolving Credit Loan Commitments; and (iii) interest at the PIK Interest Rate with respect to the Term Loans and Non-Revolving Revolving Loans, which fee shall be deemed fully earned as of the Fifth Amendment Effective Date and shall be for the pro-rata benefit of each Lender who approves this Amendment.

(e) To the extent invoiced at least one (1) Business Day prior to the Fifth Amendment Effective Date, the Borrowers shall have paid all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Amendment (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel and the financial advisor for the Administrative Agent with respect thereto).

ARTICLE IV

CONFIRMATION OF REPRESENTATIONS AND WARRANTIES

The Borrowers hereby represent and warrant, on the date hereof and as of the Fifth Amendment Effective Date, that (i) the representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of such date, both immediately before and after giving effect to this Amendment (except to the extent that: (X) any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date; and (Y) the representations and warranties contained Section 5.10 of the Credit Agreement are not true and correct as a result of the items set forth in Borrowers’ SEC Form 8-K dated January 27, 2010 with respect to Borrowers’ refund anticipation loan program), (ii) this Amendment has been duly authorized, executed and delivered by the Borrowers and constitutes the legal, valid and binding obligation of the Borrowers enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law); (iii) they have

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delivered to the Administrative Agent the Definitive Documentation required to be delivered pursuant to Section 9.1(o) of the Credit Agreement (as such section has been amended by this Amendment) and (iv) no Default or Event of Default shall have occurred and be continuing on the Fifth Amendment Effective Date, after giving effect to the waivers set forth in Article II of this Amendment.

The Administrative Agent and undersigned Lenders acknowledge Administrative Agent has received the Definitive Documentation required to be delivered pursuant to Section 9.1(o) of the Credit Agreement (as such section has been amended by this Amendment).

ARTICLE V

ACKNOWLEDGEMENT AND CONFIRMATION OF THE BORROWERS

The Borrowers hereby confirm and agree that, after giving effect to this Amendment, the Credit Agreement and the other Credit Documents remain in full force and effect and enforceable against the Borrowers in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law) and shall not be discharged, diminished, limited or otherwise affected in any respect, and represents and warrants to the Lenders that it has no knowledge of any claims, counterclaims, offsets, or defenses to or with respect to its obligations under the Credit Documents, or if the Borrowers have any such claims, counterclaims, offsets, or defenses to the Credit Documents or any transaction related to the Credit Documents, the same are hereby waived, relinquished, and released in consideration of the execution of this Amendment. This acknowledgement and confirmation by the Borrowers is made and delivered to induce the Administrative Agent and the Lenders to enter into this Amendment, and the Borrowers acknowledge that the Administrative Agent and the Lenders would not enter into this Amendment in the absence of the acknowledgement and confirmation contained herein.

ARTICLE VI

MISCELLANEOUS

6.1 Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.

6.2 Full Force and Effect. Except as expressly amended hereby, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof. As used in the Credit Agreement, “hereinafter,” “hereto,” “hereof,” and words of similar import shall, unless the context otherwise requires, mean the Credit Agreement after amendment by this Amendment. Any reference to the Credit Agreement or any of the other Credit Documents herein or in any such documents shall refer to the Credit Agreement and Credit Documents as amended hereby. This Amendment is limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Credit Agreement except as expressly set forth herein. This Amendment shall constitute a Credit Document under the terms of the Credit Agreement.

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6.3 Expenses. The Borrowers agree on demand (i) to pay all reasonable fees and expenses of counsel to the Administrative Agent and any Lender, and (ii) to reimburse the Administrative Agent and any Lender for all reasonable out-of-pocket costs and expenses, in each case, in connection with the preparation, negotiation, execution and delivery of this Amendment and the other Credit Documents delivered in connection herewith.

6.4 Severability. To the extent any provision of this Amendment is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in any such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Amendment in any jurisdiction.

6.5 Successors and Assigns. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

6.6 Construction. The headings of the various sections and subsections of this Amendment have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.

6.7 Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first above written.

JACKSON HEWITT TAX SERVICE INC.
JACKSON HEWITT INC.
TAX SERVICES OF AMERICA, INC.
HEWFANT INC.

By:	/s/ Daniel P. O’Brien
Name:	Daniel P. O’Brien
Title:	EVP & CFO

(signatures continued)

WELLS FARGO BANK, N.A., as Administrative Agent, Issuing Lender and as a Lender

By:	/s/ M.G. Hyde
Name:	M.G. Hyde
Title:	Managing Director & SVP

CITIBANK, N.A., as Syndication Agent, and as a Lender

By:	/s/ Brian Blessing
Name:	Brian Blessing
Title:	Attorney-in-Fact

JPMORGAN CHASE BANK, N.A., as Documentation Agent, and as a Lender

By:	/s/ Jane E. Orndahl
Name:	Jane E. Orndahl
Title:	Vice President

CAPITAL ONE, N.A. (formerly North Fork Bank), as a Lender

By:	/s/ R.P. Harvey
Name:	Robert P. Harvey
Title:	Senior Vice President

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND, as a Lender

By:	/s/ John King /s/ Brendan McLoughlin
Name:	John King Brendan McLoughlin
Title:	Manager Authorized Signatory

TD BANK, N.A. (formerly Commerce Bank), as a Lender

By:	/s/ Michael Rovinsky
Name:	Michael Rovinsky
Title:	Vice President

GRACE BAY HOLDINGS II LLC, as a Lender

By:	/s/ Richard Siegel
Name:	Richard Siegel
Title:	Authorized Signatory

EXHIBIT G

[Agent Letterhead]

[Date]

Jackson Hewitt Tax Service, Inc.

Jackson Hewitt Inc.

Tax Services, Inc.

Hewfant, Inc.

3 Sylvan Way

Parsippany, New Jersey 07054

Attention: Dan O’Brien, Chief Financial Officer

Re:	Amended and Restated Credit Agreement dated as of October 6, 2010 (as amended, the “Credit Agreement”) among Jackson Hewitt Tax Service, Inc., Jackson Hewitt Inc., Tax Services, Inc. and Hewfant, Inc. (the “Borrowers”), Wells Fargo Bank, N.A. (the “Administrative Agent”) and the Lenders party thereto

Dear Mr. O’Brien:

Reference is made to the Credit Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

The Administrative Agent (on behalf of the Supermajority Lenders) hereby makes demand for payment of an Incremental Term Loan Payment in the amount of $            . Such Incremental Term Loan Payment shall be payable thirty days from the date of this letter (or on the last Business Day that is less than 30 days from the date of this letter, if earlier).

Sincerely,

WELLS FARGO BANK, N.A., as Administrative Agent

By:
Name:
Title:

CONSENT, REAFFIRMATION, AND AGREEMENT OF GUARANTOR

The undersigned (a) acknowledges receipt of the foregoing Limited Waiver and Fifth Amendment to Amended and Restated Credit Agreement (the “Amendment”), (b) consents to the execution and delivery of the Amendment, (c) reaffirms all of its obligations and covenants under that certain Guaranty Agreement dated as of October 6, 2006 (as the same may have been amended, restated, supplemented, or otherwise modified from time to time) and under each of the Security Documents executed by it (or to which it is a party) (as the same may have been amended, restated, supplemented, or otherwise modified from time to time), and (d) agrees that none of such obligations and covenants shall be affected by the execution and delivery of the Amendment.

This Consent, Reaffirmation, and Agreement shall be deemed executed under seal and may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

This Consent, Reaffirmation, and Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).

This Consent, Reaffirmation, and Agreement shall constitute a Credit Document under the terms of the Credit Agreement.

As of December 17, 2010:

JACKSON HEWITT CORPORATE SERVICES INC.

By:	/s/ Daniel P. O’Brien
Name:	Daniel P. O’Brien
Title:	EVP & CFO
(SEAL)

JACKSON HEWITT TECHNOLOGY SERVICES LLC

By:	/s/ Daniel P. O’Brien
Name:	Daniel P. O’Brien
Title:	EVP & CFO
(SEAL)